Exhibit 10.9

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made as of December 21, 2016 by and between Broadway Financial Corporation (the “Company”), a Delaware corporation and parent company of Broadway Federal Bank, f.s.b., and CJA Private Equity Financial Restructuring Master Fund I L.P. (“Investor”).

W I T N E S S E T H

WHEREAS, Investor owns shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, pursuant to the terms of that certain letter agreement dated August 22, 2013 between the Company and Investor and that certain letter agreement dated October 16, 2014 between the Company and Gapstow Financial Growth Capital Fund I L.P. (“Gapstow”) (such letter agreements being collectively referred to herein as the “Letter Agreements”), Investor and its successors and assigns (collectively hereinafter referred to as “Investor”) have the right to exchange any voting common stock held by them for Non-Voting Stock (as defined in the Letter Agreement), in order to effect a reduction of its or their ownership of voting securities to as low as 4.9% of the voting securities of the Company, as determined on a fully-diluted basis; and

WHEREAS, Investor wishes to exercise its right pursuant to the Letter Agreements to exchange 284,675 shares of the Company’s Common Stock (the “Exchanged Shares”) for 284,675 shares of Non-Voting Stock (the “Replacement Shares”) to maintain its ownership of outstanding voting securities of the Company at a level not exceeding 9.95%.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1

EXCHANGE TRANSACTION

1.1                            Exchange.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Investor shall deliver to the Company a stock certificate representing a number of shares of the Company’s Common Stock that exceeds the number of Exchanged Shares and in exchange therefor the Company shall issue and deliver to Investor stock certificates, registered in Investor’s name and address, representing (x) the Replacement Shares, and (y) the number of shares of the Company’s Common Stock equal to the difference between the number of Exchanged Shares and the number of shares of the Company’s Common Stock represented by the stock certificate delivered to the Company pursuant to this Section 1.1.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Investor as follows:

2.1                            Organization; Qualification. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.  The Company has all requisite corporate power to execute and deliver this Agreement, to issue and exchange the Replacement Shares for the Exchanged Shares and otherwise to carry out the provisions of this Agreement.

2.2                            Authorization; Valid and Binding Obligation. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder and the authorization and exchange of the Replacement Shares for the Exchanged Shares pursuant hereto has been taken.  The Replacement Shares, including the Common Stock issuable upon conversion of the Replacement Shares, when so issued, sold and delivered against receipt of the consideration therefor in accordance with the provisions of this Agreement, shall be duly and validly issued, fully paid and non-assessable.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

2.3                            Capitalization.                                             The Company has disclosed to Investor in writing the capitalization of the Company that will be in effect immediately after the Closing.  Such disclosure, which is based on the Company’s understanding that the ownership of stock in the Company of Investor and its affiliates immediately prior to the Closing consists solely of 2,129,816 shares of Common Stock and 6,169,320 shares of Non-Voting Stock, indicates that immediately after the consummation of the transactions contemplated by this Agreement and the transactions contemplated by that certain Securities Purchase Agreement by and among the United States Department of the Treasury and certain named purchasers, including the Company, (i) Investor will not own more than 9.95% of the Common Stock then outstanding for purposes of the Change in Bank Control Act and the regulations of the Board of Governors of the Federal Reserve System promulgated thereunder and (ii) Investor’s aggregate investment in the Company will not account for more than 24.95% of the Company’s contributed capital for purposes of the Home Owners’ Loan Act and the regulations of the Board of Governors of the Federal Reserve System promulgated thereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor represents and warrants to the Company as follows:

3.1                            Authorization; Valid and Binding Obligation. Investor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of Investor, enforceable against it in accordance with its terms, assuming the due authorization, execution and delivery hereof by the Company.

3.2                            Title to Shares.  Investor has valid title to the Exchanged Shares, free and clear of all liens, restrictions, proxies, voting trusts, voting agreements, encumbrances and claims of any kind. At the Closing, the Company shall acquire valid title to and beneficial and record ownership of the Exchanged Shares being transferred by Investor pursuant to this Agreement.

ARTICLE 4

CLOSING

4.1                            Closing.  The Closing of the transactions contemplated by this Agreement (“Closing”) shall take place concurrently with the execution of this Agreement, either by mail, virtually through the Internet, or at the offices of Arnold & Porter LLP, 777 South Figueroa Street, 44th Floor, Los Angeles, California, or at such other time and place as may be mutually agreed upon by the parties hereto.

4.2                            Deliveries at the Closing.

(a)                               By Investor. At the Closing, Investor shall deliver or cause to be delivered to the Company or, if applicable, the transfer agent for the Replacement Shares, certificates representing the Exchanged Shares owned by Investor free and clear of all liens, encumbrances, pledges and claims of any kind, accompanied by instruments of transfer sufficient to transfer such stock to the Company.

(b)                              By the Company. At the Closing, the Company shall deliver the Replacement Shares to Investor, including the certificates specified in Section 1.1.

ARTICLE 5

MISCELLANEOUS

5.1                            Survival of Representations, Warranties and Covenants.  The representations, warranties, agreements and covenants made by each party in this Agreement shall survive execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation, audit or review made at any time by any party to this Agreement and notwithstanding the delivery of any documents, exhibits, schedules or certificates pursuant to this Agreement.

5.2                            Further Assurances.  Each party will at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary to carry out the provisions and intent of this Agreement.

5.3                            Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earliest of: (i) personal delivery to the party to be notified; (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to each party as follows:

If to the Company:

Broadway Financial Corporation

5055 Wilshire Boulevard, Suite 500

Los Angeles, CA 90036

Attention: Wayne-Kent A. Bradshaw, President and CEO

with a copy to:

Arnold & Porter LLP

777 South Figueroa Street, 44th Floor

Los Angeles, CA 90017

Attention: James R. Walther, Esq.

If to Investor:

CJA Private Equity Financial Restructuring Master Fund I L.P.

654 Madison Avenue, Suite 601

New York, NY 10065

5.4                            Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between or among the parties with respect to such subject matter.

5.5                            Expenses. The parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated by this Agreement.

5.6                            Amendment; Waiver. This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by written instrument executed by each of the parties. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

5.7                            Binding Effect; Assignment. Except as otherwise provided herein, the rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any of the parties without the prior written consent of the other parties. Any assignment in violation of this Section 5.7 shall be void and of no force or effect.

5.8                            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF signatures shall be deemed originals for all purposes.

5.9                            Headings. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

5.10                    Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties, intending to be legally bound, has executed this Agreement or has caused this Agreement to be executed by its duly authorized representatives as of the date first above written.

BROADWAY FINANCIAL CORPORATION

By:	/s/Wayne-Kent A. Bradshaw
Name: Wayne-Kent A. Bradshaw
Title: President and Chief Executive Officer

CJA PRIVATE EQUITY FINANCIAL RESTRUCTURING MASTER FUND I L.P.

By:	CJA Private Equity Financial Restructuring Master Fund GP I Ltd., its General Partner

By:	/s/Christopher J. Acito
Name:	Christopher J. Acito
Title:	Managing Member